 Exhibit 99.1

InspireMD Announces One-for-Ten Reverse Stock Split

BOSTON, MA – October 1, 2015 – InspireMD, Inc. (NYSE MKT: NSPR) (“InspireMD” or the “Company”), a leader in embolic prevention systems (EPS), neurovascular devices and thrombus management technologies, announced today a one-for-ten reverse split of its common stock, effective as of 12:00 am Eastern Time on October 1, 2015. Beginning with the opening of trading on October 1, 2015, the Company’s common stock will trade on the NYSE MKT on a split adjusted basis. In addition, the number of authorized shares of the Company’s common stock was decreased from 125 million to 50 million.

As previously disclosed, at InspireMD’s Annual Meeting on September 9, 2015, the Company’s stockholders authorized the Board of Directors to amend the Amended and Restated Certificate of Incorporation of the Company to effect a reverse stock split at a ratio of one-for-ten and to reduce the number of authorized shares of its common stock.

Upon the effectiveness of the reverse stock split, every ten (10) shares of InspireMD common stock outstanding automatically combine into one (1) new share of common stock with no change in par value per share. Proportionate adjustments will be made to (i) the per share exercise price and the number of shares of common stock that may be purchased upon exercise of outstanding stock options and warrants to purchase shares of the Company’s common stock and (ii) the number of authorized shares of common stock reserved for future issuance under the Company’s equity compensation plans.

The Company’s common stock will continue to trade on the NYSE MKT under the symbol “NSPR.” The new CUSIP number for the common stock following the reverse stock split is 45779A507.

No fractional shares will be issued following the reverse stock split. Any fractional shares resulting from the reverse stock split will be rounded up to the next whole share.

Registered Stockholders holding their shares of common stock in book-entry or through a bank, broker or other nominee form do not need to take any action in connection with the reverse stock split. For those stockholders holding physical stock certificates, the Company's transfer agent, Action Stock Transfer Corp, will send instructions for exchanging those certificates for new certificates representing the post-split number of shares. Action Stock Transfer Corp can be reached at (801) 274-1088.

Additional information about the reverse stock split can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on July 29, 2015, a copy of which is also available at www.sec.gov or at www.inspiremd.com under the SEC Filings tab located on the Investors page.

About InspireMD, Inc.

InspireMD (www.inspiremd.com) seeks to utilize its proprietary MGuard™ with MicroNetTM technology to make its products the industry standard for embolic protection and to provide a superior solution to the key clinical issues of current stenting in patients with a high risk of distal embolization, no reflow and major adverse cardiac events.

InspireMD intends to pursue applications of this MicroNet technology in coronary, carotid (CGuardTM), neurovascular, and peripheral artery procedures. InspireMD's common stock is quoted on the NYSE MKT under the ticker symbol NSPR.

About CGuard™ EPS

The proprietary CGuard™ Embolic Prevention System (EPS) uses the same MicroNet™ technology featured on the MGuard™ and MGuard Prime™ coronary Embolic Protection Systems. The CGuard™ EPS is designed to prevent peri-procedural and late embolization by trapping potential emboli against the arterial wall while maintaining excellent perfusion to the external carotid artery and branch vessels.

MicroNet™ is a bio-stable mesh woven from a single strand of 20 micron Polyethylene Terephthalate.

CGuard™ EPS is CE Marked and not approved for sale in the U.S. by the U.S. Food and Drug Administration at this time.

Forward-looking Statements

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

InspireMD, Inc.

Craig Shore

Chief Financial Officer

Phone: 1-888-776-6804

Email: craigs@inspiremd.com

PCG Advisory

Vivian Cervantes

Investor Relations

Phone: (212) 554-5482